Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE    IMMEDIATELY
February 14, 2018

Deltic Announces Preliminary Fourth Quarter 2017 Results

EL DORADO, AR - Deltic Timber Corporation (NYSE-DEL), a natural resources company, today announced financial results for the fourth quarter of 2017.

Fourth Quarter 2017 Highlights

•	Net sales totaled $72.1 million, compared to $58.5 million for fourth quarter 2016

•	Net income was $.2 million, or $.02 per diluted share for the fourth quarter of 2017, compared to net income of $3.1 million, or $.26 per diluted share, for the same period of 2016

•
Fourth quarter 2017 Adjusted Net income[1], which excludes Potlatch merger-related costs, was $11.3 million, or $.92 per diluted share, compared to net income of $3.1 million, or $.26 per diluted share, for the same period of 2016

Financial results for the fourth quarter of 2017 benefited from increased operating income in the Woodlands and Manufacturing segments as demand for the Company's timber and wood products remained strong during the fourth quarter, but were offset by significantly increased corporate general and administration expenses related to the Agreement and Plan of Merger agreed upon by Deltic and Potlatch on October 22, 2017.

Woodlands Segment
Fourth Quarter 2017 Highlights

•	Sold 327,570 tons of pine sawtimber, 83% above Q4 2016

•	Pine sawtimber prices averaged $28/ton, an increase of $1/ton from previous-year fourth quarter

•	Sold 185,200 tons of pine pulpwood, 74% above Q4 2016

•	Pine pulpwood prices averaged $7/ton, a decrease of $1/ton from previous-year fourth quarter

•	Sold approximately 851 acres of Higher Better Use ("HBU") timberland for $2,400/acre, compared to no sales in Q4 2016

Woodlands Segment Financial Results

($ in millions)	Q4 2017	Q4 2016	Q3 2017
Segment net sales	$18.8	9.3	11.3
Segment operating income	$9.9	4.2	5.4

Woodlands segment operating income increased in fourth quarter of 2017 compared to fourth quarter 2016 due to higher volumes of sawtimber and pulpwood sold combined with sales of 851 acres of HBU timberland. The increase in timber volume sold was mainly due to Company sales of timber through timber deeds as part of the Company's strategic initiatives.

Manufacturing Segment

Fourth Quarter 2017 Highlights

•	Sold 68.1 million board feet of lumber, 7% above Q4 2016

•	Lumber prices averaged $22/MBF higher than Q4 2016

•	Sold 24.7 million square feet of Medium Density Fiberboard ("MDF"), 4% above Q4 2016

•	MDF prices increased $8/MSF compared to Q4 2016

Manufacturing Segment Financial Results

($ in millions)	Q4 2017	Q4 2016	Q3 2017
Segment net sales	$45.8	40.7	48.3
Segment operating income	$5.2	3.2	3.7

Manufacturing segment operating income increased in fourth quarter 2017 compared to fourth quarter 2016, principally as a result of increased lumber sales volumes and price per MBF sold, combined with a higher sales volume of MDF and lower per-unit cost at the MDF plant.

Real Estate Segment

Fourth Quarter 2017 Highlights

•	Sold 78 residential lots compared to 77 lots in Q4 2016

•	Residential lot sales prices averaged $98,000/lot, an increase of 19% from Q4 2016, due to mix

•	Sold 4.8 acres of commercial acreage, which included the 35,000-square-foot retail center, compared to 23 acres in Q4 2016

•	Commercial sales price averaged $1,068,000 per acre, compared to $232,000 per acre in Q4 2016

Real Estate Segment Financial Results

($ in millions)	Q4 2017	Q4 2016	Q3 2017
Segment net sales	$13.9	13.6	6.2
Segment operating income/(loss)	$5.1	6.4	1.0

Real Estate segment operating income was lower in the fourth quarter of 2017 compared to fourth quarter 2016 as increased revenue from residential lot sales was offset by a write-down to the basis of the Company's speculative homes in our Red Oak Ridge development. Lot sales reflect the closings of successful lot offerings in three Chenal Valley neighborhoods and in the Wildwood development during the fourth quarter of 2017.

Corporate Segment General and Administrative Expense, Interest Expense, and Income Tax Expense

Corporate segment general and administrative expense was $20.5 million, compared to $8.1 million for the same period of 2016. The increase is primarily due to higher legal and professional fees related to the merger with Potlatch. The provision for income tax was a benefit of $2.8 million, compared to an expense of $.3 million in the prior-year’s fourth quarter. The current year provision included a $2.5 million benefit from the remeasurement of deferred tax liabilities due to the Tax Cuts and Jobs Act of 2017.

Capital Expenditures

Capital expenditures were $4 million in the fourth quarter 2017 compared to $11 million for the fourth quarter of 2016. There were no timberland acquisition expenditures in the fourth quarter of 2017 compared to timberland acquisition expenditures of $.6 million during the same period of 2016.

1Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company's Adjusted Net Income for the three and twelve months ended December 31, 2017 and 2016. Adjusted Net Income is not a measure that is prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use Adjusted Net Income in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on ongoing operating performance and our ability to generate cash flow from operations. We believe that this Non-GAAP measure, when used in conjunction with our GAAP financials, provides useful information to investors by presenting a key measure that we use internally when making operating decisions and evaluating our overall performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Millions of dollars)	2017	2016	2017	2016

Net Income	$0.2	3.1	$6.5	9.2
Potlatch merger costs	16.9	—	16.9
Income tax effect of merger costs	(5.8)	—	(5.8)	—
[1]Adjusted Net Income	$11.3	3.1	$17.6	9.2

Earnings per share assuming dilution	$0.02	0.26	0.53	0.76
Potlatch merger costs	1.37	—	1.37	—
Income tax effect of merger costs	(0.47)	—	(0.47)	—
[2]Adjusted Earnings per share assuming dilution	$0.92	0.26	$1.43	0.76

Forward-Looking Statements

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the federal securities laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, pending merger with Potlatch Corporation, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing and volumes produced, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

About Deltic
Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:
Anna Torma
(870) 881-6463
ir@deltic.com

Deltic Timber Corporation
SEGMENT INFORMATION
(Preliminary and Unaudited)
(Millions of dollars)

	Three Months Ended		Three Months Ended
	December 31, 2017		December 31, 2016
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)

Woodlands	$18.8	9.9	9.3	4.2
Manufacturing	45.8	5.2	40.7	3.2
Real Estate	13.9	5.1	13.6	6.4
Corporate	—	(20.5)	—	(8.1)
Eliminations	(6.4)	(0.2)	(5.1)	(0.1)
Total net sales/operating income	$72.1	(0.5)	58.5	5.6

	Twelve Months Ended		Twelve Months Ended
	December 31, 2017		December 31, 2016
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)

Woodlands	$51.2	25.5	38.3	18.0
Manufacturing	186.6	16.9	178.3	19.2
Real Estate	26.8	7.0	24.8	7.4
Corporate	—	(33.4)	—	(22.9)
Eliminations	(22.3)	—	(22.0)	(0.1)
Total net sales/operating income	$242.3	16.0	219.4	21.6

Deltic Timber Corporation
CONSOLIDATED STATEMENTS OF INCOME
(Preliminary and Unaudited)
(Thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net sales	$72,041	58,493	242,265	219,363

Costs and expenses
Cost of sales	42,304	38,431	161,139	150,326
Depreciation, amortization, and
cost of fee timber harvested	7,626	6,004	26,870	23,406
General and administrative expenses	22,648	8,425	38,306	23,991
Total costs and expenses	72,578	52,860	226,315	197,723

Operating income/(loss)	(537)	5,633	15,950	21,640

Interest income	21	4	47	14
Interest and other debt expense, net
of capitalized interest	(2,176)	(2,259)	(8,028)	(9,392)
Other income	137	38	446	258

Income/(loss) before income taxes	(2,555)	3,416	8,415	12,520

Income tax expense/(benefit)	2,744	(273)	(1,927)	(3,275)

Net income	$189	3,143	6,488	9,245

Earnings per common share
Basic	$.02	.26	.53	.76
Assuming dilution	$.02	.26	.53	.76

Dividends per common share declared	$.10	—	.40	.40
Dividends per common share paid	$.10	.10	.40	.40

Weighted average common shares
outstanding (thousands)
Basic	12,078	12,023	12,070	12,009
Assuming dilution	12,163	12,110	12,150	12,074

Deltic Timber Corporation
CONSOLIDATED BALANCE SHEETS
(Preliminary and Unaudited)
(Thousands of dollars)

	Dec. 31,	Dec. 31,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$10,153	5,773
Trade accounts receivable, net of allowance	11,710	8,667
Inventories	14,560	12,228
Prepaid expenses and other current assets	8,572	3,334
Total current assets	44,995	30,002

Investment in real estate held for development and sale	54,935	59,111
Timber and timberlands - net	352,388	360,183
Property, plant, and equipment - net	102,711	102,890
Deferred charges and other assets	2,495	2,507

Total assets	$557,524	554,693

Liabilities and Stockholders' Equity
Current liabilities
Trade accounts payable	$18,095	8,583
Accrued taxes other than income taxes	2,028	2,052
Income tax payable	—	679
Deferred revenues and other accrued liabilities	9,451	8,508
Total current liabilities	29,574	19,822

Long-term debt	228,854	240,839
Deferred tax liabilities - net	3,046	1,744
Other noncurrent liabilities	42,727	41,095
Commitments and contingencies	—	—
Stockholders' equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	91,962	89,090
Retained earnings	207,958	206,344
Treasury stock	(35,943)	(34,816)
Accumulated other comprehensive loss	(10,782)	(9,553)
Total stockholders' equity	253,323	251,193

Total liabilities and stockholders' equity	$557,524	554,693

Deltic Timber Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Preliminary and Unaudited)
(Thousands of dollars)

	Twelve Months Ended
	December 31,
	2017	2016
Operating activities
Net income	$6,488	9,245
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	26,870	23,406
Stock-based compensation expense	4,178	4,221
Deferred income taxes	3,422	(276)
Real estate development capital expenditures	(5,721)	(8,368)
Real estate costs recovered upon sale	9,524	7,335
Timberland costs recovered upon sale	521	6
Net increase in liabilities for pension and other postretirement benefits	336	2,222
Net decrease in deferred compensation for stock-based liabilities	—	(551)
(Increase)/decrease in operating working capital other
than cash and cash equivalents	(2,137)	5,627
Other - changes in assets and liabilities	223	726
Net cash provided by operating activities	43,704	43,593

Investing activities
Capital expenditures requiring cash, excluding real estate development	(20,362)	(38,723)
Timberland acquisition expenditures requiring cash	(353)	(1,757)
Net change in purchased stumpage inventory	845	(1,246)
Net change in funds held by trustee	—	1
Other - net	759	415
Net cash required by investing activities	(19,111)	(41,310)

Financing activities
Proceeds from borrowings	6,000	75,000
Repayments of notes payable and long-term debt	(18,000)	(58,000)
Treasury stock purchases	(2,816)	(18,286)
Common stock dividends paid	(4,875)	(4,859)
Proceeds from stock option exercises	384	5,778
Excess tax provisions from stock-based compensation expense	—	(500)
Other - net	(906)	(1,072)
Net cash required by financing activities	(20,213)	(1,939)

Net decrease in cash and cash equivalents	4,380	344
Cash and cash equivalents at January 1	5,773	5,429

Cash and cash equivalents at December 31	$10,153	5,773

Deltic Timber Corporation
OTHER DATA
(Preliminary and Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Thousands of dollars)	2017	2016	2017	2016
Capital expenditures
Woodlands	$465	967	3,061	3,828
Manufacturing	1,773	5,777	16,934	32,340
Real Estate (includes development
expenditures)	1,767	4,211	5,941	8,479
Corporate	20	83	182	148
Total capital expenditures	$4,025	11,038	26,118	44,795

Timberland acquisition expenditures	$—	550	353	1,757

Woodlands
Pine sawtimber harvested from
fee lands - tons	327,570	179,158	936,429	777,182
Pine sawtimber price - per ton	$28	27	28	28

Chip-n-saw pulpwood harvested from
fee lands - tons	27,167	9,485	84,530	33,777
Chip-n-saw pulpwood price - per ton	$16	17	17	17

Pine pulpwood harvested from
fee lands - tons	185,200	106,477	554,606	474,705
Pine pulpwood price - per ton	$7	8	8	8

Timberland sales - acres	851	—	888	9
Timberland sales price - per acre	$2,412	—	2,703	4,400

Manufacturing
Finished lumber sales -
thousands of board feet	68,056	63,500	287,950	274,606
Finished lumber price -
per thousand board feet	$382	360	375	361
Finished MDF sales - (3/4 inch basis)
thousands of square feet	24,693	23,846	100,724	103,552
Finished MDF price - (3/4 inch basis)
per thousand square feet	$558	550	557	555

Real Estate
Residential
Lots sold	78	77	155	130
Average sales price - per lot	$98,000	82,600	80,400	81,500

Commercial
Acres sold	4.83	23.15	12.73	33.95
Average sales price - per acre	$1,068,000	232,500	648,817	207,000